EXECUTION COPY

JPMORGAN CHASE & CO.

AND

DEUTSCHE BANK TRUST COMPANY AMERICAS
(f/k/a Bankers Trust Company), as Trustee

First Supplemental Indenture

dated as of April 9, 2008

TO THE INDENTURE DATED
AS OF MAY 25, 2001

        THIS FIRST SUPPLEMENTAL INDENTURE, dated as of April 9, 2008 between JPMORGAN CHASE & CO., a Delaware corporation (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS (f/k/a Bankers Trust Company), a New York banking corporation, as Trustee (the “Trustee”).

W I T N E S S E T H :

        WHEREAS, the Issuer and the Trustee are parties to that certain Indenture dated as of May 25, 2001 (as amended, supplemented or otherwise modified, the “Indenture”);

        WHEREAS, Section 8.01 of the Indenture provides that, without the consent of the holders of the Securities, the Issuer, when authorized by a resolution of its Board of Directors (which resolution may provide general terms or parameters for such action and may provide that the specific terms of such action may be determined in accordance with or pursuant to an Issuer Order), and the Trustee may enter into supplemental indentures to the Indenture for the purpose of making provisions in regard to such matters arising under the Indenture as the Issuer may deem necessary and desirable which do not materially and adversely affect the interests of the holders of the Securities;

        WHEREAS, the Issuer desires to modify certain provisions of the Indenture relating to repurchase at the option of the Holders of the Securities;

        WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

        WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Issuer and the Trustee according to its terms and a valid supplement to the Indenture have been done;

        NOW, THEREFORE:

        In consideration of the premises and the purchases of the Securities by the holders thereof, the Issuer and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective holders from time to time of the Securities as follows:

2

ARTICLE 1
Amendments

        Section 1.01. Corporate Trust Office. The definition of “Corporate Trust Office” in Section 1.01 of the Indenture is deleted in its entirety and replaced with the following:

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee shall, at any particular time, be principally administered, which office is, as of the date of the First Supplemental Indenture (as defined therein), located at Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005 (with copies of all notices sent to Deutsche Bank National Trust Company, 25 DeForest Avenue, Second Floor, Summit, NJ 07901, Attn: Global Debt Services, Trust & Securities Services).

        Section 1.02 Addition of Article 13. A new Article 13 is added to the Indenture as follows:

ARTICLE 13

REPURCHASE OF SECURITIES
AT THE OPTION OF THE HOLDER

Section 13.01. Applicability of Article. The provisions of this Article shall be applicable to the Securities of any series which are subject to repurchase at the option of the Holders thereof before their maturity except as otherwise specified as contemplated by 2.03 for Securities of such series.

Section 13.02. Minimum Repurchase Amount. The terms of the Securities may require a Holder to request a minimum amount or number of Securities to be repurchased on any date fixed for repurchase.

Section 13.03. Notice of Repurchase; Partial Repurchase. Notice and confirmation of a required repurchase by the Issuer of Securities of any series to be repurchased as a whole or in part at the option of the Holders shall be given by each Holder in the manner and at the time specified in the terms of such Securities.

The notice of repurchase from each such Holder shall specify the principal amount or number of each Security of such series held by such Holder to be repurchased and that arrangements will be made for the presentation and surrender of such Securities and, in the case of Securities with Coupons attached thereto, of all Coupons appertaining thereto maturing after the date fixed for

3

repurchase and that on and after said date interest thereon or on the portions thereof to be repurchased will cease to accrue.

On or before the repurchase date specified in the terms of the Securities as provided for in this Section, the Issuer will deposit with the Trustee or with one or more paying agents (or, if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 3.04) an amount of money or other property sufficient to repurchase on the repurchase date all the Securities of such series submitted for repurchase at the appropriate repurchase price, together with accrued interest, if any, to the date fixed for repurchase.

Section 13.04. Payment of Securities Subject to Repurchase. If notice of repurchase has been given as above provided, the Securities or portions of Securities specified in such notice shall become due and payable on the date and at the place set forth in the terms of such Securities at the applicable repurchase price, together with interest accrued, if any, to the date fixed for repurchase, and on and after said date (unless the Issuer shall default in the payment of such Securities at the repurchase price, together with interest accrued to said date, if any) interest on the Securities or portions of Securities so subject to repurchase shall cease to accrue, and the unmatured Coupons, if any, appertaining thereto shall be void, and, except as provided in Sections 6.05 and 10.04, such Securities shall cease from and after the date fixed for repurchase to be entitled to any benefit or security under this Indenture, and the Holders thereof shall have no right in respect of such Securities except the right to receive the repurchase price thereof and unpaid interest, if any, to the date fixed for repurchase. On presentation and surrender of such Securities at a place of payment specified in the terms of such Securities, together with all Coupons, if any, appertaining thereto maturing after the date fixed for repurchase, said Securities with, in the case of any Unregistered Securities that have Coupons attached, all matured Coupons in default appertaining thereto or the specified portions thereof shall be paid and repurchased by the Issuer at the applicable repurchase price, together with interest accrued thereon, if any, to the date fixed for repurchase; provided that any payment of interest becoming due on or prior to the date fixed for repurchase shall be payable in the case of Securities with Coupons attached thereto, to the Holders of the Coupons for such interest upon surrender thereof, and in the case of Registered Securities, to the Holders of such Securities registered as such on the relevant record date subject to the terms and provisions of Section 2.04 hereof.

4

If any Security called for repurchase shall not be so paid upon surrender thereof for repurchase, the principal shall, until paid or duly provided for, bear interest from the date fixed for repurchase at the rate of interest or Yield to Maturity (in the case of an Original Issue Discount Security) borne by the Security.

If any Security with Coupons attached thereto is surrendered for repurchase and is not accompanied by all appurtenant Coupons maturing after the date fixed for repurchase, the surrender of such missing Coupon or Coupons may be waived by the Issuer and the Trustee, if there be furnished to each of them such security or indemnity as they may require to save each of them harmless.

Section 13.05 Repurchase by Remarketing Entities. The Issuer may elect, in such manner which is reasonably satisfactory to the Trustee, with respect to any Securities subject to repurchase at the option of the Holders thereof before their maturity to designate one or more remarketing entities to purchase, at a price equal to the repurchase price, Securities of such Series from the Holders thereof who give notice and surrender their Securities in accordance with this Article.

ARTICLE 2
Miscellaneous Provisions

Section 2.01. Further Assurances. The Issuer will, upon request by the Trustee, execute and deliver such further instruments and do such further acts as may reasonably be necessary or proper to carry out more effectively the purposes of this First Supplemental Indenture.

Section 2.02. Other Terms of Indenture. Except insofar as herein otherwise expressly provided, all provisions, terms and conditions of the Indenture are in all respects ratified and confirmed and shall remain in full force and effect.

Section 2.03. Terms Defined. All terms defined elsewhere in the Indenture shall have the same meanings when used herein.

Section 2.04. Separability. In case any provision in this First Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05. Provisions of First Supplemental Indenture for the Sole Benefit of Parties and Holders of Securities. Nothing in this First Supplemental

5

Indenture or in the Securities, expressed or implied, shall give or be construed to give to any person, firm or corporation, other than the parties hereto and their successors and the holders of the Securities, any legal or equitable right, remedy or claim under this First Supplemental Indenture or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their successors and of the holders of the Securities.

        Section 2.06. New York Law to Govern. This First Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

        Section 2.07. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

        Section 2.08. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

6

        IN WITNESS WHEREOF the parties hereto have caused this First Supplemental Indenture to be duly executed, dated as of April 9, 2008.

JPMORGAN CHASE & CO.

By:	/s/ Le Roy Davis Name: Le Roy Davis Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, BY DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ Irina Golovashchuk Name: Irina Golovashchuk Title: Assistant Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS, BY DEUTSCHE BANK NATIONAL TRUST COMPANY

By:	/s/ David Contino Name: David Contino Title: Vice President

7